AMENDED AND RESTATED LICENSE AGREEMENT

MGH Agreement No:

MGH Case Nos: 783, 912, 2100,

        THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”), is entered into as of March 16, 2008 (the “EXECUTION DATE”), and is effective as of December 20, 2007 (the “EFFECTIVE DATE”) by and between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Palomar Medical Technologies, Inc., a Delaware corporation having offices at 82 Cambridge Street, Burlington, MA 01803 (“PALOMAR”).

WITNESSETH:

WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL, through research conducted by Dr. R. Rox Anderson, developed an invention pertaining to light-based hair removal;

WHEREAS, GENERAL filed (i) a U.S. Patent Application that issued as U.S. Patent No. 5,595,568 entitled “Permanent Hair Removal Using Optical Pulses” on January 21, 1997, (ii) a U.S. Patent Application that issued as U.S. Patent No. 5,735,844 entitled “Hair Removal Using Optical Pulses” on April 7, 1998 and (iii) foreign patent applications related by priority (as such term is defined in 35 U.S.C. §119 and foreign legal counterparts) to one or more of such patents and patent applications described in the foregoing clauses (i) and (ii) (collectively, the “'568 PATENT FAMILY”) in each case covering said invention, and all of the rights, title and interest of the named inventors—Dr. R. Rox Anderson, Dr. Melanie C. Grossman and William Farinelli—in said ‘568 PATENT FAMILY have been assigned to GENERAL;

WHEREAS, under research programs funded by PALOMAR, GENERAL, through research conducted by Drs. R. Rox Anderson and Dieter Manstein, and PALOMAR, through research conducted by its employees and consultants, have developed joint inventions pertaining to hair growth management;

WHEREAS, PALOMAR and GENERAL jointly filed (i) a U.S. Patent Application that issued as U.S. Patent No. 7,044,959 entitled “Method and Apparatus for Hair Growth Management” on May 16, 2006 and (ii) foreign patent applications related by priority to the patent and patent application described in the foregoing clause (i) (collectively, the “'959 PATENT FAMILY”), and all of Dr. R. Rox Anderson and Dr. Dieter Manstein’s rights, title and interest in said ‘959 PATENT FAMILY have been assigned to GENERAL;

WHEREAS, GENERAL represents to the best of its knowledge and belief that: (i) it is the owner of all rights, title and interest in the ‘568 PATENT FAMILY PATENT RIGHTS, (ii) other than PALOMAR’s rights, title and interest in the ‘959 PATENT FAMILY PATENT RIGHTS, it is the owner of all rights, title and interest in the ‘959 PATENT FAMILY PATENT RIGHTS and (iii) it has the right and ability to grant the licenses hereinafter described;

WHEREAS, as a center for research and education, GENERAL is interested in licensing its rights, title and interest in the PATENT RIGHTS in the LICENSE FIELD and the PHOTON RECYCLING PATENT RIGHTS in all fields (each capitalized term as defined below) and thus benefiting the public by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product;

WHEREAS, PALOMAR having such capacity, desires to commercially develop, manufacture, use and distribute such products throughout the world;

WHEREAS, PALOMAR and GENERAL previously entered into that certain License Agreement, effective as of August 18, 1995, as amended (the “PRIOR AGREEMENT”); and

WHEREAS, PALOMAR and GENERAL desire to amend and restate the PRIOR AGREEMENT as of the EFFECTIVE DATE as set forth herein.

NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

1.     DEFINITIONS.

1.1 The term “ACCOUNTING PERIOD” shall mean each six month period ending June 30 and December 31.

    1.2               The term “AFFILIATE” with respect to either party shall mean any corporation or other legal entity other than that party in whatever country organized, controlling, controlled by or under common control with that party. The term “control” shall mean (a) in the case of PALOMAR, direct or indirect ownership of at least fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of GENERAL, the power, direct or indirect, of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.3 The term “FIRST COMMERCIAL EXPLOITATION” shall mean in each country the first exploitation by way of sale of any PRODUCT or performance of a SERVICE, by PALOMAR, its AFFILIATES or SUBLICENSEES.

1.4 The term “LICENSE FIELD” shall mean hair reduction and/or removal.

    1.5               The term “NET REVENUES” shall mean the GROSS REVENUES (as defined in clause (b) and further described in clauses (c), (d) and (e) of this Paragraph 1.5 below) received by PALOMAR or any of its AFFILIATES for the sale or distribution of any PRODUCT or for the performance of any SERVICE, less (to the extent appropriately documented) the following amounts actually paid out by PALOMAR or its AFFILIATE or credited against the GROSS REVENUES received by them:

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(a)

(i) credits and allowances for the price adjustment, rejection, or return of PRODUCTS previously sold or SERVICES previously performed, including reductions imposed by Medicare, Medicaid or an HMO;

(ii) rebates and cash discounts to customers allowed and taken;

(iii) amounts for transportation, insurance, handling or shipping charges to customers;

    (iv)                    taxes, duties and other governmental charges levied on or measured by the sale of PRODUCTS or SERVICES, whether absorbed by PALOMAR or its AFFILIATE or paid by the purchaser so long as PALOMAR’s or its AFFILIATE’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and

    (v)                    for any revenues in which the United States government on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any PATENT RIGHT requires that the GROSS REVENUES of any PRODUCT or SERVICE subject to such PATENT RIGHT, be reduced by the amount of such royalty owed GENERAL pursuant to Paragraph 4.1, the amount of such royalty.

    (b)                    For any bona fide sale, lease, license, rental or other disposition of a PRODUCT or bona fide performance of a SERVICE to a bona fide customer, the GROSS REVENUE shall be the gross billing price of the PRODUCT or the gross billing price for the SERVICE, respectively, received by PALOMAR or its AFFILIATES.

    (c)                    If PALOMAR or any of its AFFILIATES sells any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of the combination by the fraction A over A + B, in which “A” is the GROSS REVENUE of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and “B” is the GROSS REVENUE of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country. In the event that no separate sale of either such PRODUCT of active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the PRODUCT portion of such combination, and "D" is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of PALOMAR which will be in accord with generally accepted accounting practices.

    (d)                    If PALOMAR, or any of its AFFILIATES, commercially uses or disposes of any PRODUCT by itself (as opposed to a use or disposition of the PRODUCT as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the GROSS REVENUE hereunder shall be the price which would be then payable in an arm’s length transaction. If PALOMAR, or any of its AFFILIATES, commercially uses or disposes of any PRODUCT as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the GROSS REVENUE of the PRODUCT shall be determined in accordance with Paragraph 1.5(c), using as the GROSS REVENUE of the combination that price which would be then payable in an arm’s length transaction.

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    (e)                    Transfer of a PRODUCT within PALOMAR or between PALOMAR and an AFFILIATE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of foregoing paragraphs; in the case of such transfer the GROSS REVENUE shall be based on sale of the PRODUCT by the transferee.

    1.6               The term “PATENT RIGHT” shall mean GENERAL’s rights in the ‘568 PATENT FAMILY, in each case including any division, continuation, those claims in any continuation-in-part (including through multiple tiers) of any patent or patent application contained in the ‘568 PATENT FAMILY which claim an invention described or claimed in any patent or patent application specifically identified in the applicable recitals above or any foreign patent application thereof or Letters Patent or the equivalent thereof issuing thereon (including through multiple tiers) or reissue, reexamination or extension (including without limitation any supplementary protection certificate) thereof (the “'568 PATENT FAMILY PATENT RIGHTS”) and GENERAL’s rights in the ‘959 PATENT FAMILY, in each case including any division, continuation, those claims in any continuation-in-part (including through multiple tiers) of any patent or patent application contained in the ‘959 PATENT FAMILY which claim an invention described or claimed in any patent or patent application specifically identified in the applicable recitals above or any foreign patent application thereof or Letters Patent or the equivalent thereof issuing thereon (including through multiple tiers) or reissue, reexamination or extension (including without limitation any supplementary protection certificate) thereof (the “'959 PATENT FAMILY PATENT RIGHTS”).

    1.7               The term “PHOTON RECYCLING PATENT RIGHTS” shall mean GENERAL’s rights in U.S. Patent No. 5,824,023, filed April 16, 1996 and entitled “Radiation-Delivery Device”, including any division, continuation or any foreign patent application thereof or Letters Patent or the equivalent thereof issuing thereon (including through multiple tiers) or reissue, reexamination or extension (including without limitation any supplementary protection certificate) thereof. PHOTON RECYCLING PATENT RIGHTS shall also include those claims in any continuation-in-part (including through multiple tiers) which claim an invention described or claimed in U.S. Patent No. 5,824,023.

    1.8                      The term “PRODUCT” shall mean any article, device or composition, the manufacture, use, import, sale or offer for sale of which would infringe a VALID CLAIM of any PATENT RIGHT in the absence of rights to such PATENT RIGHT.The term “PRODUCT”shall not include for purposes of NET REVENUES any PRODUCT used by PALOMAR, its sales agents, representatives or distributors solely for demonstration and marketing purposes. In no event shall such demonstration/marketing units exceed 20% of the total number of any particular PRODUCT manufactured by PALOMAR. GENERAL shall receive the applicable royalty rate due on any monetary or other valuable consideration received by PALOMAR for said demonstration/marketing units, which shall not include the value of promotional and marketing activities employing such demonstration units, nor shall it include the value of technical or scientific collaborations between PALOMAR and the recipient of such demonstration units for which collaborations no monetary consideration is received by PALOMAR.

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    1.9                The term “SERVICE” shall mean any method or service the use, performance, sale or offer for sale of which would infringe a VALID CLAIM of any PATENT RIGHT in the absence of rights to such PATENT RIGHT.

    1.10               The term “SUBLICENSEE” shall mean any non-AFFILIATE third party sublicensed by PALOMAR or by an AFFILIATE or another SUBLICENSEE under Paragraph 2.1(b) to make, have made, use, import, sell or offer for sale any PRODUCT or perform any SERVICE.

    1.11               The term “VALID CLAIM” shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

2. LICENSE.

2.1 GENERAL hereby grants PALOMAR and its AFFILIATES, subject to the rights of the United States Government:

    (a)                    an exclusive, worldwide, royalty-bearing, transferable (to the extent permitted in Paragraph 9.8) license in the LICENSE FIELD under GENERAL’s rights in the PATENT RIGHTS to make, have made, use, import, sell and offer for sale PRODUCTS and to use, perform, sell and offer for sale SERVICES;

    (b)                    the right to sublicense PATENT RIGHTS licensed to PALOMAR under Paragraph 2.1(a) ** to make, have made, use, import, sell and offer for sale PRODUCTS and to use, perform, sell and offer for sale SERVICES; provided that each such sublicense granted hereunder shall be consistent with and comply with the terms of this Agreement that are relevant to the SUBLICENSEE and shall incorporate terms and conditions sufficient to enable PALOMAR to comply with this Agreement. **; and

    (c)                    a non-exclusive, non-sublicenseable (except as set forth below), worldwide, perpetual, irrevocable, royalty-free, fully paid up license in all fields under GENERAL’s rights in PHOTON RECYCLING PATENT RIGHTS to make, have made, use, import, sell and offer for sale products and to perform services.

        All licenses pursuant to this Paragraph 2.1 are subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that any and all sublicenses to GENERAL’s rights in the PHOTON RECYCLING PATENT RIGHTS granted by PALOMAR and in effect as of the EFFECTIVE DATE shall remain valid and in full force and effect **

        ** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.

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        The foregoing licenses to sell PRODUCTS and perform SERVICES include without limitation the right to grant to the purchasers of such PRODUCTS or SERVICES the right to use such purchased PRODUCTS or SERVICES in a method coming within the scope of any PATENT RIGHTS or PHOTON RECYCLING PATENT RIGHTS.

        PALOMAR shall provide the members of the staff of the Office of Corporate Sponsored Research & Licensing (“CSRL”) and of the Office of the General Counsel of GENERAL with an unredacted copy of any sublicense agreement for its SUBLICENSEES within thirty (30) days of execution, subject to the execution by GENERAL, on the one hand, and PALOMAR, on the other hand, of a written non-disclosure agreement in the form attached hereto as Exhibit A, protecting on behalf of PALOMAR the confidentiality of the terms and existence of such sublicense agreement.

    2.2               Retained Rights; Requirements. Any and all licenses granted hereunder are subject to GENERAL’s and GENERAL’s AFFILIATES’ right to make and to use the subject matter described and/or claimed in the PATENT RIGHTS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in PATENT RIGHTS for research and educational purposes.

    2.3               It is understood that nothing herein shall be construed to grant PALOMAR a license express or implied under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS and PHOTON RECYCLING PATENT RIGHTS expressly licensed hereunder, subject to this Agreement.

    2.4               Subject to the license grants hereunder and the other terms of this Agreement, each party has an undivided one-half interest in and to the ‘959 PATENT FAMILY PATENT RIGHTS.Each party shall exercise its ownership rights in and to the ‘959 PATENT FAMILY PATENT RIGHTS, including without limitation the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other party, but subject to the license grants hereunder and the other terms of this Agreement. At the reasonable written request of a party, the other party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding the ‘959 PATENT FAMILY PATENT RIGHTS. This provision shall survive the expiration or termination of this Agreement.

3. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

    3.1               GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the PHOTON RECYCLING PATENT RIGHTS and the ‘568 PATENT FAMILY PATENT RIGHTS. Subject to Paragraph 3.2, PALOMAR shall reimburse GENERAL for all reasonable costs (“Costs”) incurred by GENERAL for the preparation, filing, prosecution and maintenance of all ‘568 PATENT FAMILY PATENT RIGHTS by paying such Costs directly to legal counsel upon receipt of invoices from GENERAL or legal counsel.

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    3.2               With respect to any ‘568 PATENT FAMILY PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to PALOMAR as follows. GENERAL shall instruct its outside counsel to provide such documents simultaneously to GENERAL and PALOMAR. If such counsel fails to deliver such documents simultaneously to PALOMAR, then GENERAL shall promptly deliver a copy of such documents to PALOMAR. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by PALOMAR. If as a result of the review of any such document, PALOMAR shall elect not to pay or continue to pay the Costs for any such ‘568 PATENT FAMILY PATENT RIGHT, PALOMAR shall so notify GENERAL within thirty (30) days of PALOMAR’s receipt of such document and PALOMAR shall thereafter be relieved of the obligation to pay any additional Costs regarding such PATENT RIGHT incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms. GENERAL shall use its commercially reasonable efforts to notify PALOMAR prior to engaging in any prosecution action with respect to any ‘568 PATENT FAMILY PATENT RIGHT (for clarity, including without limitation the filing of any patent applications related by priority to any such PATENT RIGHT) and PALOMAR shall have the right to provide comments and recommendations on any action proposed to be taken by GENERAL and GENERAL agrees to consider in good faith PALOMAR’s recommendations. Where a course of action is followed on a ‘568 PATENT FAMILY PATENT RIGHT which is both contrary to PALOMAR’s recommendations and which increases Costs over such recommendation, PALOMAR shall only be responsible for Costs which would have been incurred had its recommendation been followed.

    3.3        PALOMAR shall continue to be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in all ‘959 PATENT FAMILY PATENT RIGHTS, and for all Costs incurred therefor. PALOMAR may elect not to continue to prosecute or maintain any U.S. or foreign patent application or patent contained within the ‘959 PATENT FAMILY PATENT RIGHTS upon sixty (60) days advance written notice to GENERAL, and PALOMAR shall thereafter be relieved of the obligation to pay any additional Costs regarding such U.S. or foreign patent application or patent incurred after the expiration of such sixty (60) day notice period. After the expiration of such sixty (60) day notice period, such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to file, prosecute and maintain said patent application and to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

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    3.4               With respect to any ‘959 PATENT FAMILY PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such ‘959 PATENT FAMILY PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to GENERAL as follows. PALOMAR shall instruct its outside counsel to provide such documents simultaneously to GENERAL and PALOMAR. If such counsel fails to deliver such documents simultaneously to GENERAL, then PALOMAR shall promptly deliver a copy of such documents to GENERAL. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by GENERAL. PALOMAR shall use its commercially reasonable efforts to notify GENERAL prior to engaging in any prosecution action with respect to any such ‘959 PATENT FAMILY PATENT RIGHT (for clarity, including without limitation the filing of any patent applications related by priority to any such ‘959 PATENT FAMILY PATENT RIGHT), and GENERAL shall have the right to provide comments and recommendations on any action proposed to be taken by PALOMAR, and PALOMAR agrees to consider in good faith GENERAL’s recommendations. In the case of ‘959 PATENT FAMILY PATENT RIGHTS containing VALID CLAIMS covering subject matter solelyoutside of the LICENSE FIELD, PALOMAR shall take no prosecution action without first using commercially reasonably efforts to obtain written approval from GENERAL, which approval shall not be unreasonably delayed, withheld or conditioned.

4. ROYALTIES; LICENSE FEES.

4.1 Royalties.

    (a)                    The following undertaking having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties, beginning with the FIRST COMMERCIAL EXPLOITATION in any country, on all sales of PRODUCTS anywhere in the world by PALOMAR and its AFFILIATES, PALOMAR shall pay GENERAL, during the term of the license granted under Paragraph 2.1(a), where a PRODUCT is covered by a VALID CLAIM in the PATENT RIGHTS in the country in question and the PATENT RIGHTS are exclusively licensed in the LICENSE FIELD to PALOMAR hereunder, a royalty of:

(i) For each NeoLux base system and each EsteLux base system sold by PALOMAR or its AFFILIATES,** of applicable NET REVENUES;

(ii) For each MediLux base system sold by PALOMAR or its AFFILIATES, ** of applicable NET REVENUES;

(iii) For each LuxY handpiece for use with a NeoLux, EsteLux, or MediLux base system sold by PALOMAR or its AFFILIATES, ** of applicable NET REVENUES;

    (iv)                   For each StarLux, StarLux 500 or Next Generation base system and LuxY, LuxYs or Lux1064+ handpiece for use with a StarLux, StarLux 500 or Next Generation base system sold by PALOMAR or its AFFILIATES, ** of applicable NET REVENUES; and

(v) For each LuxR and LuxRs handpiece for use with a NeoLux, EsteLux, MediLux, StarLux or StarLux 500 or Next Generation base system sold by PALOMAR or its AFFILIATES, ** of applicable NET REVENUES.

        ** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.

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        For purposes of the foregoing clauses (iv) and (v), the term “Next Generation” shall refer to a base unit capable of operating two (2) or more handpieces.

    (b)                    For PRODUCTS not listed in Paragraph 4.1(a) and sold solely for use in the LICENSE FIELD, unless the parties agree otherwise, beginning with the FIRST COMMERCIAL EXPLOITATION in any country, (i) on all sales of PRODUCTS anywhere in the world by PALOMAR and its AFFILIATES, PALOMAR shall pay GENERAL, during the term of the license granted under Paragraph 2.1(a), where a PRODUCT is covered by a VALID CLAIM in the PATENT RIGHTS in the country in question and the PATENT RIGHTS are exclusively licensed in the LICENSE FIELD to PALOMAR hereunder, a royalty of **. For any SERVICE performed by PALOMAR or its AFFILIATES, PALOMAR shall pay GENERAL, during the term of the license granted under Paragraph 2.1(a), where a SERVICE is covered by a VALID CLAIM in the PATENT RIGHTS in the country in question and the PATENT RIGHTS are exclusively licensed in the LICENSE FIELD to PALOMAR hereunder, a royalty of ** of the applicable NET REVENUES of all SERVICES hereunder.

    (c)                    The parties agree to negotiate in good faith a commercially reasonable royalty to be paid to GENERAL on NET REVENUES for any PRODUCTS not listed in Paragraph 4.1(a), or to which the provisions of Paragraph 4.1(b) would apply, that are sold by PALOMAR for use in the LICENSE FIELD as well as other uses. Any such royalty shall be negotiated based on and consistent with the principles embodied by the royalty rates set forth in Paragraph 4.1(a).

    (d)                    If the manufacture, use, import, sale or offer for sale of a PRODUCT or performance of a SERVICE is covered hereunder by only a VALID CLAIM of a ‘959 PATENT FAMILY PATENT RIGHT (and not any VALID CLAIMS of ‘568 PATENT FAMILY PATENT RIGHTS), including without limitation as a result of expiration of ‘568 PATENT FAMILY PATENT RIGHTS, then each of the royalty rates enumerated in Paragraphs 4.1(a) and 4.1(b) shall be reduced by **

    (e)                    For PRODUCT sold by a SUBLICENSEE, or SERVICES performed by a SUBLICENSEE or any other third party by virtue of any right or license to the PATENT RIGHTS granted by such SUBLICENSEE, GENERAL shall receive forty percent (40%) of the sublicensing revenues (including up-front fees and milestone payments) received by PALOMAR or its AFFILIATES from such SUBLICENSEE; provided, however, that in no case shall GENERAL receive less than ** of the applicable NET REVENUES for PRODUCTS sold by SUBLICENSEES (so long as the PRODUCT, its manufacture, use or sale, or the SERVICE and its performance, is covered by a VALID CLAIM of any ‘568 PATENT FAMILY PATENT RIGHT licensed exclusively to PALOMAR in the country in question); provided further that if such SUBLICENSEE activities are covered hereunder by only a VALID CLAIM of a ‘959 PATENT FAMILY PATENT RIGHT (and not any VALID CLAIMS of ‘568 PATENT FAMILY PATENT RIGHTS), including without limitation as a result of expiration of ‘568 PATENT FAMILY PATENT RIGHTS, then instead GENERAL shall receive twenty-five percent (25%) of the sublicensing revenues (including up-front fees and milestone payments) received by PALOMAR or its AFFILIATES from such SUBLICENSEE; provided however, that in no case shall GENERAL receive less than ** of the applicable NET REVENUES for PRODUCTS sold by SUBLICENSEES. PALOMAR and GENERAL agree that for each sublicense by PALOMAR to a SUBLICENSEE that includes a non-monetary component, PALOMAR and GENERAL will agree to a specific allocation of the non-monetary component by separate letter agreement.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008. 9

    (f)                    If the royalty rate (calculated as a percentage of NET REVENUE) paid by a SUBLICENSEE to PALOMAR or any of its AFFILIATES is lower than the royalty rate paid by PALOMAR to GENERAL, then GENERAL agrees to consider a reduction in the royalty rate paid by PALOMAR to GENERAL in accordance with Paragraph 4.3.

    4.2               In the event that more than one royalty rate under Paragraph 4.1(a) or 4.1(b) is applicable to a PRODUCT or SERVICE, the highest of the applicable royalties under Paragraph 4.1(a) or 4.1(b) shall apply. In the event that more than one sublicensing revenue percentage under Paragraph 4.1(e) is applicable to a PRODUCT or SERVICE, the highest of the applicable sublicensing revenue percentages under Paragraph 4.1(e) shall apply. Only one royalty and one sublicensing fee shall be due and payable to GENERAL by PALOMAR for any PRODUCT or SERVICE regardless of the number of PATENT RIGHTS licensed by GENERAL under this Agreement covering such PRODUCT or SERVICE.

    4.3               In the event that the royalty paid to GENERAL is a significant factor in the return realized by PALOMAR so as to diminish PALOMAR’s capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT and SERVICE for the period during which such market condition exists. Factors determining the size of the reduction will include without limitation profit margin on PRODUCT and SERVICES and on analogous products, prices of competitive products and services, total prior sales by PALOMAR, and PALOMAR’s expenditures in PRODUCT and SERVICE development.

    4.4               The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect on the due date as reported by the Wall Street Journal, not to exceed the maximum permitted by law. The payment of such interest shall not prelude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

5. REPORTS AND PAYMENTS

    5.1               PALOMAR shall keep, and shall cause each of its AFFILIATES to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties and sublicensing fees payable to GENERAL hereunder. Such books of account shall be kept at their principal place of business and, with all necessary supporting data, shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times and on reasonable notice by GENERAL or its designee at GENERAL’s expense for the purpose of verifying royalty statements or compliance with this Agreement. Such inspections shall be conducted no more than twice during any twelve (12) month period.

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    5.2               In each year the amount of royalty and sublicensing fees due hereunder shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in Paragraph 5.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

5.3 With each semiannual payment, PALOMAR shall deliver to GENERAL a full and accurate accounting, in the forms attached hereto as Exhibits B and C or other forms mutually agreed to by the parties.

    5.4               PALOMAR shall include in the next semiannual report to GENERAL any new PRODUCT or SERVICE introduction, which PRODUCT or SERVICE is covered by one or more of the license grants under Paragraph 2.1.

6. INFRINGEMENT

6.1 GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified.

    6.2               If PALOMAR shall have supplied GENERAL with written evidence demonstrating to GENERAL’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party, whether such infringement occurred or is alleged to have occurred before or after the EFFECTIVE DATE, PALOMAR may by notice request GENERAL to take steps to protect the PATENT RIGHT. GENERAL shall notify PALOMAR within sixty (60) days of the receipt of such notice whether GENERAL intends to prosecute the alleged infringement. If GENERAL notifies PALOMAR that it intends to so prosecute, GENERAL shall, within three (3) months of its notice to PALOMAR either (i) cause infringement to terminate or (ii) initiate legal proceedings against the infringer. In the event GENERAL notifies PALOMAR that GENERAL does not intend to prosecute said infringement PALOMAR may, upon notice to GENERAL, initiate legal proceedings against the infringer at PALOMAR’s expense and in GENERAL’s name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonably withheld, and shall not be withheld unless GENERAL assumes responsibility for future expenses in litigation. PALOMAR shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings.

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    6.3               In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHT against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a PATENT RIGHT shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Article 6. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party, and then the remainder shall be divided between the parties as follows:

(a)

    (i)                    If the amount is based on lost profits, PALOMAR shall receive an amount equal to the damages the court determines PALOMAR has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by PALOMAR as a result of the infringement had PALOMAR made such sales; and

(ii) GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by PALOMAR; or

    (b)                    As to awards other than those based on lost profits, sixty (60) percent to the party initiating such proceedings and forty (40) percent to the other party, provided that in the event that GENERAL has paid for further litigation subsequent to GENERAL’s refusal to agree to a settlement, consent judgment or voluntary final disposition of a suit pursuant to Paragraph 6.2, such awards shall be divided equally between the parties.

    6.4               For the purpose of the proceedings referred to in this Article 6, GENERAL and PALOMAR shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing Paragraph 6.3.

6.5 The provisions of this Article 6 shall apply only to PATENT RIGHTS licensed to PALOMAR under Paragraph 2.1 in the country in which the alleged infringement is taking place.

7. INDEMNIFICATION

7.1

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    (a)                    PALOMAR shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

    (b)                    PALOMAR’s indemnification under Paragraph 7.1(a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

    (c)                    PALOMAR agrees, at its own expense to provide attorneys reasonably acceptable to GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d) This Paragraph 7.1 shall survive expiration or termination of this Agreement.

7.2

    (a)                    At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a SUBLICENSEE, AFFILIATE or agent of PALOMAR, PALOMAR shall, at its sole cost and expense, procure and maintain commercial general liability insurance with limits of $2,000,000 each occurrence and $2,000,000 annual aggregate for bodily injury and property damage liability combined. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad from contractual liability coverage for PALOMAR’s indemnification under Paragraph 7.1. If PALOMAR elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to GENERAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Paragraph 7.2 shall not be construed to create a limit of PALOMAR’s liability with respect to its indemnification under Paragraph 7.1. The provisions of this Paragraph 7.2 shall not be cumulative with provisions in other agreements between the parties; thus, PALOMAR’s compliance with the insurance requirements of any of such other agreements shall be sufficient for PALOMAR to comply with this Paragraph 7.2, provided that such insurance requirements are at least as stringent as those set forth in this Paragraph 7.2.

    (b)                    PALOMAR shall provide GENERAL with written evidence of such insurance upon request of GENERAL. Should any of the above-described policies be cancelled before the expiration date thereof, the issuing company will endeavor to mail at least ten (10) days written notice to the certificate holder, but failure to mail such notice shall impose no obligation or liability of any kind upon PALOMAR, its agents or representatives; if PALOMAR does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to suspend this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods until such coverage is obtained. If such coverage is not obtained within forty-five (45) days of the original cancellation, GENERAL shall have the right to immediately terminate this Agreement.

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    (c)                    PALOMAR shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a SUBLICENSEE, AFFILIATE or agent of PALOMAR and (ii) a reasonable period after the period referred to in the immediately preceding clause (i) which in no event shall be less than fifteen (15) years, provided that PALOMAR or its successors remains in business during such time period.

(d) This Paragraph 7.2 shall survive expiration or termination of this Agreement.

    7.3               Each party warrants to the other that it has the right to enter into this Agreement. GENERAL further warrants that (i) it is the owner of the ‘568 PATENT FAMILY PATENT RIGHTS by assignment from Drs. R. Rox Anderson and Melanie Grossman and Mr. William Farinelli and it is an owner of the ‘959 PATENT FAMILY PATENT RIGHTS by assignment from Drs. R. Rox Anderson and Dieter Manstein, (ii) except for certain rights in the U.S. Government in the ‘568 PATENT FAMILY PATENT RIGHTS and PALOMAR’s rights as a joint inventor of the ‘959 PATENT FAMILY PATENT RIGHTS and subject to the license grants hereunder and the other terms of this Agreement, no other party has any rights, title or interest in the PATENT RIGHTS and (iii) with respect to the PATENT RIGHTS in the LICENSE FIELD, it has not granted, and will not grant, to any person or entity any license, assignment (except as permitted by this Agreement) covenant not to sue or other right or option to or agreement to grant any of the foregoing.GENERAL also warrants that it is the owner of the PHOTON RECYCLING PATENT RIGHTS by assignment from Dr. R. Rox Anderson.

    7.4               OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO PALOMAR HEREUNDER AND DISCLAIMS THE SAME.

8. TERMINATION

    8.1               Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHTS granted hereunder will continue until the last to expire of any PATENT RIGHT. Notwithstanding the foregoing, PALOMAR shall have the right to terminate this Agreement with respect to any or all of the PATENT RIGHTS related to the ‘568 PATENT FAMILY or ‘959 PATENT FAMILY for any reason effective upon ninety (90) days prior written notice to GENERAL, whereupon such patent rights shall cease to be deemed licensed hereunder (for example, termination of this Agreement with respect to the PATENT RIGHTS related to the ‘959 PATENT FAMILY would cause all patent rights related to the ‘959 PATENT FAMILY to be no longer treated as PATENT RIGHTS hereunder).

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    8.2               GENERAL shall have the right to terminate any license to PATENT RIGHTS in the United States granted under Paragraph 2.1 in the event that, after the FIRST COMMERCIAL EXPLOITATION in the United States, there is a continuous two (2) year period in which no NET REVENUES are generated in the United States. Notwithstanding the foregoing, GENERAL shall not have the right to terminate a license in the United States in the event that the generation of NET REVENUES is prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party.

    8.3               If either party shall fail to faithfully perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Subject to Paragraph 9.9, unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement, provided that only one such sixty (60) day grace period shall be available in any twelve (12) month period with respect to a default of any particular payment provision hereunder. Thereafter, at the option of the non-defaulting party, notice of default of said provision shall constitute termination.

    8.4               In the event that any license granted to PALOMAR and its AFFILIATES under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect at Palomar’s option, provided that:

(a) the SUBLICENSEE is not then in breach of its sublicense agreement;

(b) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of such sublicense agreement, as modified by the provisions of this Paragraph 8.4;

(c) the SUBLICENSEE, at GENERAL’s written request, assumes in a signed writing the same obligations to GENERAL as those assumed by PALOMAR under Articles 7 and 9 hereof;

    (d)                    GENERAL shall have the right to receive any payments payable to PALOMAR under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE’S right under such sublicense to use and exploit PATENT RIGHTS;

    (e)                    GENERAL has the right to terminate such sublicense upon fifteen (15) days prior written notice to PALOMAR and such SUBLICENSEE in the event of any material breach by such SUBLICENSEE of the obligation to make the payments described in clause (d) of this Paragraph 8.4, unless such breach is cured prior to the expiration of such fifteen (15) day period; and

    (f)                    GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of PALOMAR to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS that are granted under such sublicense agreement consistent with the terms of this Agreement.

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    8.5               Upon termination of the license granted under Paragraph 2.1(a), PALOMAR shall pay GENERAL all royalties due or accrued on the NET REVENUES up to and including the date of termination. In the event of any termination, PALOMAR shall also have the right to fill all existing order for PRODUCTS, provided the royalties set forth herein are paid on such orders. Further, in the event of any termination as a result either of a default by GENERAL or as a result of the bankruptcy, insolvency, or other termination of doing business by GENERAL, PALOMAR shall have the option of maintaining the licenses granted herein in effect provided it continues to pay royalties on NET REVENUES.

9. MISCELLANEOUS

    9.1               This Agreement, including the Exhibits hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements, including the PRIOR AGREEMENT, whether oral or written, are merged herein as of the EFFECTIVE DATE. For clarity, (i) this Agreement shall not supersede any other written agreement entered into between PALOMAR and GENERAL on the EXECUTION DATE and (ii) the terms of the PRIOR AGREEMENT shall be effective prior to the EFFECTIVE DATE in accordance with the terms of the PRIOR AGREEMENT, but not thereon or thereafter. This Agreement shall in no way alter or otherwise affect the rights and obligations of PALOMAR’s SUBLICENSEES under any sublicense agreement (as amended, restated or superseded from time to time) in existence on the EFFECTIVE DATE.

    9.2               All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when received; (ii) when delivered in person or by courier or confirmed facsimile; (iii) when received by electronic mail at the proper address followed by a reasonable indication of receipt by the recipient; (iv) upon confirmation of receipt when sent by certified mail, return receipt requested; or (v) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to PALOMAR at:

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attention: President
Facsimile: (781) 993-2377
E-mail: jcaruso@palomarmedical.com

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with a required copy to:

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377
E-mail: pdavis@palomarmedical.com

and a further required copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley Taft, Esq.
Facsimile: (617) 523-1231
E-mail: ktaft@goodwinprocter.com

and to GENERAL at:

Corporate Sponsored Research and Licensing
Massachusetts General Hospital
101 Huntington Ave., 4th Floor
Boston, MA 02199
Attention: Director
Facsimile: (617) 954-9361
E-mail: ftoneguzzo@partners.org

with a required copy to:

Corporate Sponsored Research and Licensing
Massachusetts General Hospital
101 Huntington Ave., 4th Floor
Boston, MA 02199
Attention: Case Manager
Facsimile: _________________
E-mail:

    9.3        This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

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9.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

    9.5        Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

    9.6        Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs. GENERAL agrees to respond within ten (10) business days of GENERAL’s receipt of any request for approval under this Paragraph 9.6, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel. #617-726-2206; fax #726-6465) and is prominently marked “Urgent – Please respond within ten days.”GENERAL shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the licensee-licensor relationship of the parties under this Agreement, and which does not imply directly or indirectly any endorsement by GENERAL or any of GENERAL’S faculty, staff or employees of any product or service. PALOMAR shall not withhold its consent to any use of its name which accurately and appropriately describes the licensor/licensee relationship of the parties under this Agreement.

9.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

    9.8        This Agreement shall not be assignable by GENERAL without PALOMAR’S written consent except for the right to receive royalties or other payments payable herein. PALOMAR may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of all or that portion of its business associated with the manufacture and sale of PRODUCT or provision of SERVICES (by way of sale, merger, consolidation or other transaction). In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by PALOMAR only with the consent in writing of GENERAL.

    9.9        For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute or controversy shall provide the other party with a notice of dispute in writing which describes in reasonable detail the nature of such dispute. By not later than ten (10) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than thirty (30) days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider, and each party shall pay fifty percent (50%) of the ADR expenses. If within thirty (30) days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes GENERAL and PALOMAR hereby irrevocably consents and submits, provided that, with respect to royalties and payments to be determined pursuant to Paragraph 4, the parties agree that, no later than sixty (60) days after (a) they have failed to designate an ADR provider in accordance with this Paragraph 9.9 or (b) the termination of ADR without resolution, either party may demand in writing submitted to the other party that the dispute be submitted to binding arbitration as provided for in the next succeeding paragraph. Notwithstanding the foregoing, nothing in this Paragraph 9.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

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The parties agree that any dispute submitted to binding arbitration shall be conducted in Boston, Massachusetts under the then prevailing rules of the American Arbitration Association (“AAA”) before a single arbitrator agreed upon by both parties within twenty (20) days after the serving of a demand for arbitration. In the event the parties fail to select an arbitrator within the required time period, the arbitrator shall be selected in accordance with the rules of the AAA. Each party shall pay fifty percent (50%) of the AAA arbitration expenses.

Each party’s right to terminate this Agreement under Paragraph 8.3 shall be tolled while the foregoing procedure is pending, which tolling shall commence upon the invocation of such procedure, and following such procedure, the full sixty (60) day grace period Paragraph 8.3 shall apply.

    9.10        If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the tem hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided the Agreement without such provision is still operative to accomplish its intended functions. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as port of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

[remainder of this page intentionally left blank] 19 The parties have duly executed this Agreement as of the date first shown above written.

PALOMAR MEDICAL TECHNOLOGIES, INC.	THE GENERAL HOSPITAL CORPORATION

By: /s/ Joseph P. Caruso	By: /s/ Frances Toneguzzo, Ph.D.
Name: Joseph P. Caruso	Name: Frances Toneguzzo, Ph.D.
Title: Chief Executive Officer	Title: Director Corporate Sponsored Research and Licensing
Date: March 16, 2008	Date: March 16, 2008

EXHIBIT A

FORM OF NON-DISCLOSURE AGREEMENT

NON-DISCLOSURE AGREEMENT

        This Non-Disclosure Agreement (hereinafter the “Agreement”) is made and entered into effective as of ____________, 20__, by and between Palomar Medical Technologies, Inc, a Delaware corporation, having a place of business at 82 Cambridge Street, Burlington, Massachusetts, its subsidiaries, affiliates and divisions (hereinafter called the “Disclosing Party”), and Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (hereinafter the “Receiving Party”), with both the Disclosing Party and the Receiving Party being sometimes referred to in this Agreement as “a Party” or “the Parties”.

        WHEREAS, Disclosing Party desires to disclose to the Receiving Party, specifically only members of the staff of the Office of Corporate Sponsored Research & Licensing and the Office of the General Counsel of the Receiving Party, the full (i.e., unredacted) [Name of Sublicense Agreement] between Disclosing Party and [Name of Sublicensee], effective as of [Date of Sublicense Agreement] (the “Sublicense Agreement”), only for the purpose of fulfilling Disclosing Party’s obligations to the Receiving Party under Paragraph 2.1 of the Amended and Restated License Agreement entered into as of March __, 2008 and effective as of December 20, 2007 by and between the Disclosing Party and the Receiving Party, to enable Receiving Party to ascertain the rights and obligations of the Disclosing Party and its sublicensee under the Sublicense Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy of which as consideration for this Agreement is acknowledged by the Parties, and intending to be legally bound hereby, the Parties hereby covenant and agree as follows:

    1.        This Agreement shall terminate three (3) years from the date of the last execution of this Agreement by the Parties. The obligations of the Receiving Party with respect to copies of the Sublicense Agreement received under this Agreement shall survive termination and shall remain in effect until the entire Sublicense Agreement becomes publicly available and is no longer confidential. The Receiving Party will keep the Sublicense Agreement in confidence and protect it from disclosure to third parties, treating it as it would its own proprietary information of like importance. The Receiving Party will only use the Sublicense Agreement for the purposes described above.

2. This Agreement will impose no obligation upon the Receiving Party with respect to any portion of the Sublicense Agreement which:

(a) is now or which hereafter becomes known or available to the general public through no breach of this Agreement;

(b) is hereafter furnished to the Receiving Party by a third party without breach by such third party of an obligation of confidentiality;

(c) is permitted to be disclosed by the prior written consent of the Disclosing Party;

(d) is disclosed by the Disclosing Party to a third party without restriction; or

    (e)        is required to be disclosed by an order of a governmental agency, legislative body or court of competent jurisdiction; provided that the Receiving Party provides the Disclosing Party with immediate notice of such request or requirement, so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with this Agreement. The Receiving Party will cooperate with the Disclosing Party in order that the Disclosing Party may obtain a protective order, and will exercise its best efforts to obtain assurance that the Sublicense Agreement will be accorded confidential treatment.

    3.        No rights or obligations other than those expressly recited herein are to be implied from this Agreement. The Sublicense Agreement disclosed by Disclosing Party pursuant to this Agreement shall not be used by the Receiving Party for any purpose other than the purpose set forth above in this Agreement. Nothing herein will in any way affect the present or prospective rights of the Disclosing Party under the patent, copyright, trademark or other intellectual property laws of any country, or be construed as granting to the Receiving Party any license under any present or future patent or application thereof. Disclosure by the Disclosing Party of the Sublicense Agreement does not constitute a warranty that the Sublicense Agreement is accurate, complete, or adequate for the purposes contemplated by the Receiving Party.

    4.        In the event the Sublicense Agreement is inadvertently or accidentally disclosed, the Receiving Party shall notify the Disclosing Party in writing within two (2) working days of the disclosure, and shall take all necessary precautions to avoid further dissemination of the Sublicense Agreement, as well as precautions to prevent disclosure of any additional information.

    5.        The Receiving Party will permit only those of its employees, agents, representatives, attorneys, consultants, and financial advisors access to the Sublicense Agreement who have a bona fide need to know in connection with pursuing the purposes described in this Agreement, and the Receiving Party, prior to disclosing to such persons (other than its attorneys) any portion of the Sublicense Agreement, will obtain from each such person a non-disclosure agreement at least as restrictive as this agreement; provided, however, that the Receiving Party shall not be required to obtain a non-disclosure agreement from any of its directors or employees who have entered into an employment or other agreement with the Receiving Party, which agreement restricts such person from disclosing any portion of the Sublicense Agreement that is provided to such person by the Receiving Party. As stated above, for the Receiving Party, the permitted employees include only members of the staff of the Office of Corporate Sponsored Research & Licensing and the Office of the General Counsel of the Receiving Party.

6. The Receiving Party shall not make any copies of the Sublicense Agreement without the prior written consent of the Disclosing Party.

    7.        Upon termination of this Agreement or within five (5) business days of a written demand by the Disclosing Party, all copies of the Sublicense Agreement, together with any memoranda or notes thereof, shall be returned by the Receiving Party to the Disclosing Party, accompanied by the certificate executed by an authorized representative of the Receiving Party to the effect that all such material has been returned. The return of all such copies of the Sublicense Agreement and related memoranda or notes will not relieve the Receiving Party of its obligation to maintain the confidentiality of the Sublicense Agreement for the full period and its obligation not to use the Sublicense Agreement for any purpose other than the purpose stated above.

    8.        This Agreement expresses the entire understanding and agreement of the Parties with respect to the disclosure of the Sublicense Agreement by the Disclosing Party to the Receiving Party, and supersedes all prior agreements and discussions concerning the subject matter hereof, whether oral or written. This Agreement may not be altered or amended except by a written instrument executed by both Parties. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. In the event of litigation between the parties concerning this Agreement, exclusive jurisdiction will lie in the trial court of the Commonwealth of Massachusetts, and venue will be in Middlesex County, Massachusetts. The Parties agree that a breach of this Agreement is likely to cause irreparable harm to the Disclosing Party for which money damages alone would be an inadequate remedy.

    9.        If any term or condition of this Agreement is determined by court or agency of competent jurisdiction to be illegal or unenforceable, then such term or condition shall be deleted from this Agreement; but this Agreement, as amended by such deletion, will continue in full force and effect. Whenever the permission or consent of either Party is required or permitted under this Agreement, such consent will not unreasonably be withheld, delayed or made subject to any condition not specifically provided for in this Agreement.

[remainder of this page intentionally left blank]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as a contract under seal as of the date first set forth above.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:_____________________________________
Name:
Title:
Date:

MASSACHUSETTS GENERAL HOSPITAL

By:_____________________________________
Name:
Title:
Date:

EXHIBIT B

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.

EXHIBIT C

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.